Exhibit 21


                      ABRAMS INDUSTRIES, INC. SUBSIDIARIES



Abrams Construction, Inc.
Abrams Fixture Corporation
Abrams Properties, Inc.
Merchants Crossing of Englewood, Inc.
Merchants Crossing of North Fort Myers, Inc.
Merchants Crossing, Inc.
Merchants Crossing of Jackson, Inc.
1945 The Exchange, LLC
Abrams Riverside, LLC
Benncoff, LLC
Cinci Odonnett, LLC
CHIPJAX, LLC